UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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DOV PHARMACEUTICAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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DOV PHARMACEUTICAL, INC.
150 Pierce Street
Somerset, New Jersey 08873

April 21, 2008

Dear Shareholder:

I am pleased to invite you to the 2008 Annual Meeting which will be held at 10:30 a.m. on Friday, May 16, 2008, at DOV headquarters, 150 Pierce Street, Somerset, New Jersey.

At the 2008 Annual Meeting you will be asked to consider and vote upon the following proposals:

1.	to elect two Class III directors of DOV, each to serve for a term of three years;
2.	to (a) amend our Fourth Amended and Restated Certificate of Incorporation in order to permit a reverse stock split of our issued and outstanding shares common stock and (b) authorize our Board of Directors to determine, in its discretion, the exact ratio of the reverse split (which shall not be greater than 1-for-25 or less than 1-for-15), as well as determine whether to file such amendment with the Secretary of State of the State of Delaware in order to make it effective;
3.	to ratify the selection of Amper, Politziner & Mattia, PC as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and
4.	to consider and act upon such other business and matters or proposals as may properly come before the meeting and any postponement thereof.

Your Board of Directors recommends that you vote FOR the election of two Class III directors, FOR the proposal to amend our charter to permit a reverse stock split and authorize our Board of Directors to effect such a split, and FOR the ratification of Amper, Politziner & Mattia, PC as our independent registered public accounting firm for the year ending December 31, 2008, all as more fully described in the accompanying proxy statement.

I hope that you can join us for the meeting on May 16, 2008, at the conclusion of which there will be a management presentation followed by an informal question and answer session. Whether or not you plan to attend, please read the enclosed materials carefully, and once you have done so please mark your votes on the enclosed proxy card, sign and date the card and return it in the enclosed stamped envelope. Your vote is important, including for quorum purposes, so please return your proxy card promptly. You of course remain free to either change your vote by executing a revised proxy card prior to the meeting or revoking your proxy at the meeting.

Sincerely,

Barbara Duncan
Chief Executive Officer

DOV PHARMACEUTICAL, INC.
150 Pierce Street
Somerset, New Jersey 08873

NOTICE OF 2008 ANNUAL MEETING

TO BE HELD MAY 16, 2008

To our shareholders:

The 2008 Annual Meeting will be held on Friday, May 16, 2008, starting at 10:30 a.m. at our headquarters, 150 Pierce Street, Somerset, New Jersey. At the meeting shareholders will be asked to consider and vote upon the following proposals:

1.	to elect two Class III directors of DOV, each to serve for a term of three years;
2.	to (a) amend our Fourth Amended and Restated Certificate of Incorporation in order to permit a reverse stock split of our issued and outstanding shares common stock and (b) authorize our Board of Directors to determine, in its discretion, the exact ratio of the reverse split (which shall not be greater than 1-for-25 or less than 1-for-15), as well as determine whether to file such amendment with the Secretary of State of the State of Delaware in order to make it effective;
3.	to ratify the selection of Amper, Politziner & Mattia, PC as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and
4.	to consider and act upon such other business and matters or proposals as may properly come before the meeting and any postponement thereof.

Your Board of Directors recommends that you vote FOR each of the three proposals as more fully outlined in the accompanying proxy statement.

The DOV Board of Directors has fixed the close of business on April 17, 2008, as the record date for determining shareholders having the right to receive notice of, and to vote at, the 2008 Annual Meeting. Only shareholders of record at the close of business on April 17th will be permitted to vote at the meeting. A list of shareholders entitled to vote at the meeting will be available at our headquarters, 150 Pierce Street, Somerset, New Jersey, during ordinary business hours for 10-day period immediately prior to the meeting, for examination by any shareholder for purposes germane to the meeting.

TO ENSURE YOUR REPRESENTATION AT THE 2008 ANNUAL MEETING WE URGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY, AND THEN COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU GIVE ON YOUR PROXY CARD. YOU MAY, OF COURSE, ATTEND THE MEETING AND VOTE IN PERSON AS YOU WISH EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOU MAY ALSO CHANGE YOUR VOTE AT ANY TIME BY SUBMITING A REVISED PROXY PRIOR TO THE MEETING.

By Order of the Board of Directors,

Barbara Duncan
Chief Executive Officer

DOV PHARMACEUTICAL, INC.

2008 PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The Board of Directors of DOV Pharmaceutical, Inc., which is also sometimes referred to in this proxy statement as the Company or DOV, is sending you this proxy statement in order to solicit your proxy for use at our 2008 Annual Meeting. The meeting will be held on Friday, May 16, 2008, at our headquarters, 150 Pierce Street, Somerset, New Jersey, starting at 10:30 a.m. local time.

This proxy statement and the accompanying proxy card are being mailed to shareholders on or about April 21, 2008.

Record Date and Outstanding Shares

You must have owned shares of common stock at the close of business on April 17, 2008, the record date for the meeting, in order to receive notice of and vote at the meeting. As of the record date there were 110,753,889 issued and outstanding shares of common stock. Each share of common stock entitles the holder to cast one vote for each matter to be voted upon at the meeting. Holders of the Company’s series D preferred stock are not entitled to vote at the meeting.

Quorum

The holders of a majority of the outstanding shares of common stock entitled to vote at the meeting must be present in person or by proxy in order to constitute a quorum for the meeting. Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting. The inspector of elections will also determine whether a quorum is present. The inspector of elections will treat abstentions and “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) as shares that are present and entitled to vote for purposes of determining the presence of a quorum and in determining whether a matter has been approved. Because an abstention or broker non-vote is not treated as a “vote” for or against a particular matter, it will generally not have any impact on a proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for purposes of determining whether a quorum is present but not entitled to vote with respect to that matter.

Revocation of Proxies

Once you sign and submit your proxy card to the Company you may still revoke it at any time before it is exercised by:

•	notifying the corporate secretary of DOV in writing before the meeting begins;
•	delivering to the corporate secretary of DOV at any time before the meeting begins a signed proxy card with a date later then the proxy card you wish to revoke; or
•	attending the meeting and voting in person.

Any shareholder entitled to vote attending the 2008 Annual Meeting may vote in person, whether or not a proxy has been previously given, but your presence at the meeting will not, without further action, constitute a revocation of your previously signed proxy.

Voting

Provided you were a shareholder of record as of the close of business on April 17, 2008, you are entitled to one vote for each share of common stock you held as of such date. If your shares are represented by proxy, they will be voted in accordance with your instructions. The persons named as attorneys-in-fact in the proxies, Ms. Barbara Duncan and Dr. Phil Skolnick, are the Chief Executive Officer and President of the Company, respectively, and were selected by our Board of Directors. All properly executed proxies returned in time to be counted at the meeting will be voted by Ms. Duncan and Dr. Skolnick at the meeting. If your proxy is signed and returned without any instructions, your shares will be voted in accordance with the Board of Directors’ recommendations in favor of the three proposals. We are not aware, as of the date of this proxy statement, of any matter to be voted on at the meeting other than as described in this proxy statement. If any other matter is properly brought before the meeting, the enclosed proxy card gives discretionary authority to Ms. Duncan and Dr. Skolnick to vote the shares as they deem appropriate.

Provided that a quorum is present, with regards to Proposal No. 1 the nominees receiving the two highest number of votes at the meeting will be elected as Class III directors, even if the number of votes they receive does not constitute a majority of the votes cast. The affirmative vote of a majority of the issued and outstanding shares of common stock is required to approve Proposal No. 2, the amendment of our certificate of incorporation to permit a reverse stock split and the authorization of our board to determine the actual ratio of the reverse split as well as whether to file the amendment with the Secretary of State of the State of Delaware. Approval of Proposal 3, ratification of our independent registered public accounting firm, will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. As to Proposal 2, an abstention will have the same effect as a vote against, but a broker-non-vote will not affect the outcome of the vote.

Attendance at the Annual Meeting

If you owned shares of record as of the close of business on April 17, 2008, you or your designated proxy may attend the 2008 Annual Meeting and vote in person, regardless of whether you have previously signed a proxy card. All persons attending the meeting and seeking to vote may be asked to present a government-issued form of picture identification, such as a driver’s license or passport.

If you own shares through a bank or brokerage account, you are welcome to attend the meeting but you must bring account statements or letters from your bank or brokerage firm showing that you owned shares as of April 17, 2008. Additionally, if you own shares through a bank or brokerage account, in order to vote your shares in person at the meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your account representative to learn how to obtain a “legal proxy.”

Solicitation of Proxies

Proxies may be solicited by our directors, officers and employees without payment of any additional compensation to them. Proxies may be solicited by personal solicitation, mail, electronic mail or telephone. Any costs relating to the solicitation of proxies for the meeting will be borne by DOV. In addition, we may be asked to reimburse banks, brokerage firms and other persons representing beneficial owners of shares for the expenses incurred in forwarding solicitation materials to the actual beneficial owners.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Our Board of Directors, in accordance with our certificate of incorporation and by-laws, each as amended to date, is exclusively empowered to increase the number of directors and fill vacancies. The board is divided into three classes, with three directors in Class I, two directors in Class II and two directors in Class III. Directors serve for three-year terms with one class of directors being elected at each annual meeting. At the 2008 Annual Meeting, two nominees will be elected as Class III directors to hold office until the 2011 Annual Meeting, or such later time as his successor is duly elected and qualified.

The two Class III directors, whose current terms will expire at the 2008 Annual Meeting, are Dr. Arnold Lippa and Mr. Patrick Ashe. The Class I directors, whose terms will expire at the 2009 Annual Meeting, are Ms. Barbara Duncan and Messrs. Daniel Van Riper and Dennis Podlesak. The Class II directors, whose terms will expire at the 2010 Annual Meeting, are Dr. Zola Horovitz and Mr. Joseph Zakrzewski.

The Board of Directors, based upon the unanimous recommendation of our nominating and governance committee, has proposed that Dr. Lippa and Mr. Ashe each be nominated for re-election at the meeting. Unless otherwise instructed, Ms. Duncan and Dr. Skolnick will vote all proxies to re-elect these nominees. The nominees have agreed and consented to stand for re-election and to continue to serve, if re-elected, as directors. Although we anticipate that each nominee will be available to serve as director, should either candidate ask that his nomination be withdrawn or otherwise be unable to serve, Ms. Duncan and Dr. Skolnick will have discretionary authority, but shall not be required, to vote for a substitute nominee approved by the board.

Vote Required for Approval

Provided a quorum is present, the affirmative vote of a plurality of the votes cast is necessary to re-elect each of the nominees as a director of the Company. Votes may be cast “for both nominees,” “withhold authority to vote for both nominees” or “withheld with respect to a specific nominee.” Votes cast “for both nominees” will count as “yes votes”; votes cast “withhold authority to vote for both nominees” will not be voted with respect to either nominee, although they will be counted when determining whether there is a quorum; and “votes withheld with respect to a specific nominee” will not be voted with respect to the nominee indicated, although they will likewise be counted in determining a quorum.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR BOTH NOMINEES” FOR ELECTION AS CLASS III DIRECTORS. UNLESS INDICATED AS “WITHHOLD AUTHORITY TO VOTE FOR BOTH NOMINEES” OR “WITHHELD WITH RESPECT TO A SPECIFIC NOMINEE,” ALL PROXIES THAT INSTRUCT THE PROXY HOLDER TO VOTE FOR THE ELECTION OF DIRECTORS WILL BE VOTED “FOR BOTH NOMINEES” OR THE SPECIFIC NOMINEE INDICATED.

Information Regarding the Nominees, Other Directors and Executive Officers

The names of the nominees, the other directors and the executive officers, their ages as of March 31, 2008 and certain other information about them are set forth below:

2008 Nominees	Age	Company Position/Offices	Director Since
Arnold S. Lippa, Ph.D.	60	Executive Chairman	April 1995
Patrick Ashe(1)(2)	45	Director	January 1999

Continuing Directors
Barbara G. Duncan	43	Chief Executive Officer and Director	July 2005
Dennis G. Podlesak(3)	49	Director	April 2006
Daniel S. Van Riper(1)(2)	66	Director	March 2002
Zola Horovitz, Ph.D.(1)(3)	73	Director	April 1995
Joseph S. Zakrzewski(2)(3)	45	Director	May 2007

Other Executive Officers
Phil Skolnick Ph.D., D.Sc. (hon)	60	President and Chief Scientific Officer

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Governance Committee

There are no family relationships among any of our directors or executive officers.

Nominees for Class III Directors and Profiles

Arnold S. Lippa, Ph.D. is a co-founder of DOV and currently serves as Executive Chairman of our Board of Directors. Dr. Lippa served as our chief executive officer from our inception in April 1995 through June 2005. Dr. Lippa also currently serves as chairman of Xintria Pharmaceutical Corporation, as senior managing director of Aurora Capital LLC and as manager of Atypical BioCapital Management LLC, Atypical BioVentures LLC and T Morgen Capital LLC. Prior to founding DOV in 1995, Dr. Lippa founded Fusion Associates, Ltd., an investment and management company specializing in the creation and management of biomedical companies. Dr. Lippa served as Fusion’s managing director from 1989 to 1995. From 1989 through 1990, Dr. Lippa served as Vega Biotechnologies, Inc.’s chairman and chief executive officer. In 1984, Dr. Lippa co-founded Praxis Pharmaceuticals, Inc. and served as president and chief operating officer until 1988. Prior to 1985, he served as director of molecular neurobiology and held other positions at American Cyanamid. In addition, Dr. Lippa has consulted for various pharmaceutical and biotechnology companies and has been a graduate faculty professor at the New York University School of Medicine and the City University of New York. He received his B.A. from Rutgers University in 1969 and his Ph.D. in psychobiology from the University of Pittsburgh in 1973.

Patrick Ashe has been a member of our Board of Directors since January 1999. He currently serves as senior vice president, business development, and as a member of the board of directors at AGI Therapeutics, plc. From May 1994 to November 2001, Mr. Ashe served as vice president, commercial development, at Elan Pharmaceutical Technologies, a division of Elan Corporation, plc. Additionally, from January 1999 to November 2001, Mr. Ashe served as co-manager of Nascime Limited. Mr. Ashe was graduated from University College Dublin with a B.Sc. in pharmacology in 1985, and completed his M.B.A. at Dublin City University’s Business School in 1994.

Continuing Director Profiles

Zola Horovitz, Ph.D. has been a member of our Board of Directors since our inception in April 1995. Dr. Horovitz is currently a consultant to the pharmaceutical and biotechnology industries and serves as a director of Avigen, Inc., BioCryst Pharmaceuticals, Inc., Genaera Pharmaceuticals, Inc., GenVec, Inc., Immunicon Corp., Nitromed, Inc. and Palatin Technologies, Inc. Before joining DOV, Dr. Horovitz served for 35 years in various managerial and research positions at Bristol-Myers Squibb and its affiliates. At Bristol-Myers Squibb, Dr. Horovitz served as vice president, business development and planning from 1991-1994, vice president, licensing in 1990, and vice president, research, planning and scientific liaison from 1985-1989.

Dr. Horovitz received a B.S. in pharmacy and his M.S. and Ph.D. in pharmacology from the University of Pittsburgh in 1955, 1958 and 1960, respectively.

Dennis Podlesak became a member of our Board of Directors in April 2006. Mr. Podlesak is currently a principal of Domain Associates, LLC. Prior to joining Domain, Mr. Podlesak was the chief executive officer of Cerexa, Inc., a wholly owned subsidiary of Forest Laboratories. Prior to Cerexa, he was the chief executive officer of Peninsula Pharmaceuticals, Inc. Before Peninsula, Mr. Podlesak served as senior vice president and head of a North American Business Unit for Novartis AG and as a member of Novartis’ pharmaceutical executive committee and global leadership team. Earlier in his career, Mr. Podlesak served as vice president and head of the CEC division of Allergan, Inc. and as member of Allergan’s North American and global management team. Mr. Podlesak spent the first ten years of his career with SmithKline Beecham (now GlaxoSmithKline plc) where he was promoted to several positions of increasing responsibility during his tenure. Mr. Podlesak is a director of Avanir Pharmaceuticals and Prevent Blindness, a not-for-profit organization that focuses on preventable blindness with a particular emphasis on children. Mr. Podlesak earned an M.B.A. from Pepperdine University, and a B.A. in Business Administration from Western Illinois University.

Daniel S. Van Riper became a member of our Board of Directors in March 2002. Mr. Van Riper is also a director of Hubbell Incorporated, where he serves on the audit, compensation and finance committees, New Brunswick Scientific Co., Inc., where he serves on the compensation and governance committee, and 3D Systems Corporation, where he chairs the audit and finance committees and serves on the compensation committee. Mr. Van Riper is an independent financial consultant and served as a special advisor to Sealed Air Corporation from 2002 to 2005. He previously served as senior vice president and chief financial officer of Sealed Air from July 1998 to January 2002. He is a former director of Millennium Chemicals Inc., where he served on the audit committee and chaired the compensation committee. Previously, Mr. Van Riper was a partner of KPMG LLP, where he worked from 1962 to 1998. Mr. Van Riper was graduated in with high honors and a B.S. in accounting and completed his M.B.A. in economics and finance from Rutgers University. He is a certified public accountant and is a member of the American Institute of Certified Public Accountants and Beta Gamma Sigma, national honorary business fraternity.

Joseph S. Zakrzewski became a member of our Board of Directors in May 2007. Mr. Zakrzewski is currently the chief executive officer and a director of Xcellerex, a privately held company focused on next generation manufacturing technologies for biotherapeutics and vaccines. Mr. Zakrzewski served from 2005 through the first quarter of 2007 as the chief operating officer of Reliant Pharmaceuticals, a specialty pharmaceutical company focused on cardiovascular drugs. While at Reliant, Mr. Zakrzewski had responsibility for pharmaceutical operations, including research and development, business development, supply chain/manufacturing, quality, information technology and compliance. From 1988 to 2004, Mr. Zakrzewski served in a variety of executive level capacities at Eli Lilly & Company, including research and development, manufacturing, finance and business development. His most recent position at Eli Lilly & Company was vice president, corporate business development. Mr. Zakrzewski received a B.S. in chemical engineering in 1986 and an M.S. in biochemical engineering in 1988 from Drexel University, and an M.B.A. in finance from Indiana University in 1992. In addition to his role on the Xcellerex board of directors, Mr. Zakrzewski also serves as a member of the board of trustees of the Licensing Executives Society.

Barbara G. Duncan joined DOV in August 2001 and currently serves as our Chief Executive Officer, principal financial officer, treasurer and a member of our Board of Directors. Prior to joining us, Ms. Duncan served as a vice president of Lehman Brothers Inc. in its corporate finance division from August 1998 to August 2001, where she provided financial advisory services primarily to companies in the life sciences and general industrial industries. From September 1994 to August 1998, Ms. Duncan was an associate and director at SBC Warburg Dillon Read, Inc. in its corporate finance group, where she focused primarily on structuring mergers, divestitures and financings for companies in the life sciences and general industrial industries. She also worked for PepsiCo, Inc. from 1989 to 1992 in its international audit division, and was a certified public accountant in the audit division of Deloitte & Touche from 1986 to 1989. Ms. Duncan received her B.S. from Louisiana State University in 1985 and her M.B.A. from the Wharton School, University of Pennsylvania, in 1994.

Other Executive Officer

Phil Skolnick, Ph.D., D.Sc. (hon.) joined DOV in January 2001 and currently serves as our President and Chief Scientific Officer. Prior to joining us, Dr. Skolnick served as a research fellow (Neuroscience) at Eli Lilly & Company from January 1997 to January 2001, where he was responsible for several innovative programs in drug discovery. From 1986 to August 1997, he served as senior investigator and chief, laboratory of neuroscience, at the National Institutes of Health. Dr. Skolnick served as a research professor of psychiatry at the Uniformed Services University of the Health Sciences from 1989 to 1998. He is currently an adjunct professor of anesthesiology at The Johns Hopkins University, an adjunct professor of pharmacology and toxicology at Indiana University School of Medicine and research professor of psychiatry at New York University School of Medicine. Dr. Skolnick is an editor of Current Protocols in Neuroscience and also serves on the editorial advisory boards of the European Journal of Pharmacology, Cellular and Molecular Neuro-biology, the Journal of Molecular Neuroscience, and Pharmacology, Biochemistry & Behavior. He received a B.S. (summa cum laude) from Long Island University in 1968 and his Ph.D. from The George Washington University in 1972. Dr. Skolnick was awarded the D.Sc. honoris causa from Long Island University in 1993 and the University of Wisconsin-Milwaukee in 1995.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

DOV currently has a seven-member board, divided into three classes currently consisting of two directors each in Classes II and III, and three directors in Class I. Directors serve for three-year staggered terms with one class of directors being elected at each annual meeting. At the 2008 Annual Meeting, two class III directors are up for re-election to hold office until the 2011 Annual Meeting or such later time as his successor is elected and qualified. Two class II directors were re-elected at the 2007 Annual Meeting.

Our Board of Directors met thirteen times in 2007 and acted by unanimous written consent twice. The directors of DOV meet in executive session at least twice annually and have such additional meetings as they consider necessary or otherwise appropriate. Executive sessions do not include Ms. Duncan who is an employee of the Company. Each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings of all committees of the Board of Directors on which the director served. We strongly encourage our directors to attend the annual meeting. All of our directors attended the 2007 Annual Meeting.

Director Independence

Our Board of Directors has determined that Dr. Horovitz and Messrs. Ashe, Podlesak, Van Riper and Zakrzewski are independent in accordance with the Section 10A of the Securities Act of 1934, as amended. In order to make this determination, the Board of Directors determined that: (i) each director’s relationship with DOV, if any, is not expressly excluded from the definition of “independent director” and was limited to serving as a director and a board committee member (and not as an officer or employee of DOV), and (ii) none of such directors otherwise had a material relationship with DOV that, in the opinion of the Board of Directors, would impair his independence or interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit Committee

We have an audit committee comprised solely of non-management directors, all of whom are independent. The audit committee determines the selection and retention of our independent registered public accounting firm, reviews the scope and results of audits, submits appropriate recommendations to the Board of Directors regarding audits, reviews our internal controls, provides pre-approval of principal accountant fees and services and is responsible for reviewing quarterly and annual filings with the SEC and press releases containing our financial statements. The audit committee met five times during 2007.

Our Board of Directors has determined that each member of the audit committee has the appropriate level of financial sophistication and is “independent” under both Section 10A of the Securities Act of 1934. Our board of directors has also determined that Mr. Van Riper is an audit committee “financial expert” as such term is defined in Item 401(h) of SEC Regulation S-K. Please refer to his biography listed elsewhere herein for his relevant experience.

Our Board of Directors has adopted an audit committee charter, a copy of which has been filed as Exhibit 10.29 to our Annual Report on Form 10-K for the year ended December 31, 2005. Our Board of Directors reviews and reassesses the adequacy of the audit committee charter annually.

Compensation Committee

We have a compensation committee comprised solely of non-management directors, all of whom are independent. The compensation committee reviews and approves the compensation of our executive officers and directors, carries out duties under our incentive compensation plans as well as other approved plans as may be assigned to the committee by the Board of Directors, and makes recommendations to the Board of Directors regarding these matters. The committee also reviews and approves the compensation, including equity incentives grants, for all employees if their compensation exceeds $150,000 per annum in base salary, as well as the aggregate amount set aside for raises, bonuses and equity incentives to be awarded to all non-executive employees. The compensation committee met five times during 2007 and acted by written consent once.

Nominating and Governance Committee

We have a nominating and governance committee comprised solely of non-management directors, all of whom are independent. The nominating and governance committee has the responsibility of identifying, recommending and nominating qualified individuals to fill any board vacancies, overseeing DOV’s corporate governance practices, as well as overseeing the evaluation of the board’s committees other than the audit committee. It also has the authority to make recommendations regarding an increase in board size and candidates to fill new vacancies. The committee met once during 2007.

The nominating and governance committee strives to identify highly qualified individuals to serve on the board. In order to be considered qualified, at a minimum each nominee must:

•	have the highest personal and professional integrity, demonstrated exceptional ability and judgment and considered highly likely to be effective, together with the other nominees and members, in serving the long-term interests of shareholders;
•	have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;
•	be highly accomplished in his or her respective field, with superior credentials and recognition;
•	be well-regarded in the community and have a long-term reputation for the highest ethical and moral standards;
•	have sufficient time to devote to the affairs of the Company; and
•	if a nominee serves or has previously served on other boards, have a demonstrated history of actively contributing to the deliberations of the board.

In addition to the foregoing minimum qualifications, the nominating and governance committee makes nominations to help ensure that:

•	a majority of the board is “independent;”
•	each of its audit, compensation and nominating and governance committees is comprised solely of independent directors; and
•	at least one member of the audit committee has the experience, education and other qualifications necessary to qualify as an “audit committee financial expert.”

The nominating and governance committee also considers whether the nominee has direct experience in the pharmaceutical industry and whether the nominee would assist in achieving or maintain a mix of members that represents a diversity of background and experience.

Other Committees

Our Board of Directors may from time to time, by a vote of a majority of directors then in office, establish additional committees to facilitate the management of DOV or to discharge specific duties delegated to such committees by the full Board of Directors.

Shareholder Director Recommendations

Shareholders wishing to nominate individuals to serve on our Board of Directors must write to the nominating and governance committee, c/o DOV Pharmaceutical, Inc., 150 Pierce Street, Somerset, New Jersey 08873, Attention: Secretary. All shareholder nominations must be submitted to us not less than 120 calendar days prior to the anniversary of the date on which our proxy statement was released to shareholders in connection with the prior year’s annual meeting, which in the case of the 2008 Annual Meeting was December 19, 2007, and in the case of the 2009 Annual Meeting will be December 18, 2008. All submissions must include the name and address of the shareholder making the nomination; a representation that the shareholder is a record holder of our shares or evidence of security ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act, as amended; the amount and type of ownership of our shares held by the shareholder; the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment of the nominee for the preceding five full calendar years; a description of the qualifications and background of the nominee that addresses the minimum qualifications and other criteria as proscribed by the nominating and governance committee from time to time; the amount and type of ownership of our shares held by the nominee; a description of all arrangements or understandings between the nominee and shareholder making the recommendation; the consent of the nominee to be named in the proxy statement and to serve as a director if elected; and any other information regarding the nominee that is required to be included in a proxy statement filed pursuant to the rules of the SEC. The nominating and governance committee’s procedures for handling shareholder recommendations are set forth in the committee’s charter, a copy of which is available to shareholders free of charge from the Secretary at the address set forth above. The committee will evaluate all nominees in the same manner, without regard to the source of the initial recommendation of the candidate. In the event the nominating process becomes the responsibility of the independent directors, the foregoing material will be provided to, and considered by, the independent directors.

Code of Business Conduct and Ethics

All directors, officers and employees of DOV are expected to act ethically at all times and in accordance with the policies comprising DOV’s Code of Business Conduct and Ethics, a copy of which can be found on our website at www.dovpharm.com. We intend to disclose any amendment to or waiver of any material provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, www.dovpharm.com.

Board of Director Communications

Our Board of Directors has established a process for shareholders to communicate with our directors. Anyone may communicate with members of the Board of Directors, including the nominating and governance committee, the non-employee directors, the independent directors and the audit committee. Such communications can be kept confidential if requested, and may be submitted in writing to DOV Pharmaceutical, Inc., 150 Pierce Street, Somerset, New Jersey 08873, Attn: Secretary. Complaints submitted under the audit committee complaint procedures should be directed to the chairman of the audit committee, and complaints submitted under the Code of Business Conduct and Ethics should be directed to the Executive Chairman of our Board of Directors. All such concerns communicated to directors or officers will be forwarded to the appropriate director or officers for his or her review, and reviewed and addressed in the same way that other concerns will be addressed by the Company. We report to the directors on the status of all outstanding concerns addressed to the nominating and governance committee, to the non-employee directors, to the independent directors or to the audit committee on a quarterly basis. The chairman of the nominating and governance committee, the non-employee directors, the independent directors or the audit committee may determine that special treatment is required, including the retention of outside advisors or counsel, for any concern addressed to them.

Additional Information

The audit committee charter, compensation committee charter, nominating and governance committee charter, audit committee complaint procedures and our code of Business Conduct and Ethics as well as additional corporate governance information about DOV are available on our website at www.dovpharm.com. DOV will provide, upon the written request of any shareholder and without charge, a copy of any such document. Any such requests should be addressed to DOV Pharmaceutical, Inc., 150 Pierce Street, Somerset, New Jersey 08873, Attn: Secretary.

PROPOSAL NO. 2: REVERSE STOCK SPLIT

Our Board of Directors is seeking approval of a proposal to (a) amend our Fourth Amended and Restated Certificate of Incorporation in order to permit a reverse stock split of our shares of common stock that are either issued and outstanding or held as treasury stock and (b) authorize our Board of Directors to determine, in its discretion, the exact ratio of the reverse split, as well as whether to file such amendment with the Secretary of State of the State of Delaware in order to make it effective. This authorization would expire immediately prior to the 2009 Annual Meeting.

The amendment to our certificate of incorporation as approved by our Board of Directors does not specify an exact ratio for the reverse stock split, but rather stipulates a range of between one-for-fifteen and one-for-twenty-five (the “Reverse Split”). As such, in asking the shareholders to approve the Reverse Split, the board is also asking the shareholders to grant to them the authority to set the ratio for the Reverse Split. Based on the current market price of our common stock, the Reverse Split is anticipated to be as high as one-for-twenty-five. However, an increase in our stock price before the Reverse Split is implemented could cause our Board of Directors to consider a Reverse Split at a lesser ratio.

If our shareholders approve Proposal 2 at the 2008 Annual Meeting, our Board of Directors will be authorized, in its sole discretion, to implement the Reverse Split at any time before the 2009 Annual Meeting, or to abandon the Reverse Split, as it determines is advisable considering relevant market conditions at the time. If the Board of Directors implements the Reverse Split, the exact ratio for the Reverse Split will be fixed by the board and a written notice of such determination will be distributed to the shareholders. We believe that this discretion is essential because it provides the board with the maximum flexibility to react to changing market conditions and to therefore act in the best interests of our company and our shareholders. Additionally, obtaining shareholder approval of the Reverse Split at the 2008 Annual Meeting will enable us to avoid the additional time and expense of holding a special meeting of shareholders should our board determine that it is in our best interest to implement a reverse split.

In setting the ratio for the Reverse Split, the intention of our Board of Directors would be to increase the stock price sufficiently above the minimum price that may be required for quotation on a national securities exchange so that we may could return to a national exchange without being subjected to delisting for failure to meet the minimum price requirement absent a significant percentage decline in our stock price.

One principal effect of the Reverse Split would be to decrease the number of outstanding shares of our common stock. Except for minimal adjustments that may result from the treatment of fractional shares as described below, the Reverse Split will not have any dilutive effect on our shareholders since each shareholder would hold the same percentage of common stock outstanding immediately following the Reverse Split as such shareholder held immediately prior to the Reverse Split. The relative voting and other rights that accompany the shares of common stock would not be affected by the Reverse Split.

The following table sets forth the capitalization of DOV as of December 31, 2007:

•	on an actual basis; and
•	on a pro forma basis to give effect to a 1-for-20 reverse stock split, the mid-point of the range available to the Board of Directors as set forth in this Proposal 2.

You should read this table in conjunction with “Selected Financial Data,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and related notes included in our Annual Report on Form 10-K filed for the year ended December 31, 2007.

	As of December 31, 2007(1)
	Actual	Pro forma
Series D convertible preferred stock, $1.00 par value per share; 560,000 shares authorized, issued and outstanding, actual and pro forma	$6,326,980	$6,326,980
Undesignated preferred stock, $1.00 par value per share; 6,495,357 shares authorized, no shares issued and outstanding, actual and pro forma
Common stock, $0.0001 par value per share; 260,000,000 shares authorized, 110,753,889 shares issued and outstanding, actual; 260,000,000 shares authorized, 5,537,694 shares issued and outstanding pro forma	11,075	554
Treasury stock, at cost: 31,450 common shares actual and 1,573 shares pro forma	(66,985)	(66,985)
Additional paid-in capital	204,367,735	204,378,256
Accumulated deficit	(199,215,023)	(199,215,023)
Total stockholders' equity	5,096,802	5,096,802
Total capitalization	$11,423,782	$11,423,782

(1)	The number of shares of common stock to be outstanding after a reverse stock split is based upon the number of shares outstanding at December 31, 2007 and excludes:
•	up to 955,131 shares of common stock issuable upon conversion of the Series D convertible preferred stock outstanding of December 31, 2007;
•	up to 1,489,642 shares of common stock issuable upon exercise of warrants outstanding as of December 31, 2007;
•	up to 757,124 shares of common stock issuable upon exercise of stock options outstanding as of December 31, 2001;
•	236,323 shares of common stock available for future grant under our stock incentive plans as of December 31, 2007; and
•	46,000 shares of common stock issuable upon exercise of restricted stock units outstanding as of December 31, 2007.

At the present time the Company has no intention of issuing any of the additional shares of common stock which would become authorized but unissued following a reverse stock split. At some point in the future the Board of Directors may decide to issue some or all of these additional shares in connection with one or more acquisitions of other companies or technologies that we believe may compliment our existing business, or through the sale of equity or convertible debt securities.

Although the Reverse Split would not have any dilutive effect on our shareholders, the proportion of shares owned by our shareholders relative to the number of shares authorized for issuance will decrease. The amendment to effect the Reverse Split (the “Reverse Split Amendment”) is attached to this proxy statement as Appendix A.

In the event that Proposal 2 is approved, shareholders will not have the statutory right to dissent and obtain an appraisal of their shares under Delaware law.

Background of the Reverse Split

Our common stock is currently quoted on the OTC Bulletin Board under the symbol DOVP.OB, and on the Pink Sheets under the symbol DOVP.PK. Prior to October 26, 2006 our common stock was quoted on The NASDAQ Global Market under the trading symbol “DOVP.” We were delisted because we were unable to comply with the aggregate market value of listed securities requirement of Marketplace Rule 4450(b)(1)(A). We believe that it would be in the best interest of the Company and our shareholders to have our common stock quoted once again on a national securities exchange. If we are able to meet the price per share listing requirement for any national securities exchange, it would improve our ability to one day return to the NASDAQ Global Market.

Reasons for the Reverse Split

Our board is seeking authority to implement a Reverse Split in order to increase the market price per share of our common stock so we might meet the listing requirements of a national securities exchange. Our board also believes that an increased per share price of our common stock that is expected to result from a Reverse Split is likely to increase the attractiveness of our common stock to prospective investors and the financial community. In reaching its decision to seek authority to implement a Reverse Split, our board considered, among many other factors, the consequences of our common stock not being quoted on a national securities exchange since October 2006. Our common stock is currently only quoted on the OTC Bulletin Board and the Pink Sheets. Our board believes that the liquidity and marketability of our common stock has been adversely affected by virtue of not being quoted on a national securities exchange as investors can find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock. We believe that current and prospective investors will view an investment in our common stock more favorably if our shares are quoted on a national securities exchange. In addition, we believe that we would be viewed more favorably by prospective and actual vendors, partners and employees.

Our board believes that the Reverse Split and any resulting increase in the per share price of our common stock should also enhance the acceptability and marketability of our common stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock.

We cannot assure you that the Reverse Split will have any of the desired consequences described above. More specifically, we cannot assure you that after the Reverse Split the market price of our common stock will increase proportionately to reflect the ratio for the Reverse Split, that the market price of our common stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Split or that we will be able to achieve quotation of our common stock on a national securities exchange.

Potential Disadvantages of a Reverse Stock Split

As noted above, the principal purpose of the Reverse Split would be to help increase the per share market price of our common stock by a factor of between 15 and 25. We cannot assure you, however, that the Reverse Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of common stock will increase the market price of our common stock, we cannot assure you that the Reverse Split will increase the market price of our common stock by a multiple equal to the number of pre-split shares in the Reverse Split ratio to be determined by the board of directors, or result in any permanent increase in the market price, which is dependent upon many factors, including our business and financial performance and prospects for future success. Should the market price decline after the Reverse Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Split. In some cases the per share stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. Accordingly, we cannot assure you that the market price of our common stock immediately after the effective date of the Reverse Split will be maintained for any meaningful period of time, that the ratio of post- and pre-split shares will remain the same after the Reverse Split is effected, or that the Reverse Split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the Reverse Split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share market price does not increase proportionately as a result of the Reverse Split, then the value of the Company as measured by our stock capitalization will be reduced, perhaps significantly.

The number of shares held by each individual shareholder would be reduced if the Reverse Split is implemented. This will increase the number of shareholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to shareholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Split could increase the transaction costs to existing shareholders in the event they wish to sell all or a portion of their position.

Although the board believes that the decrease in the number of shares of our common stock outstanding as a consequence of the Reverse Split and the anticipated increase in the market price of our common stock could encourage interest in our common stock and possibly promote greater liquidity for our shareholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Split.

Effecting the Reverse Split

If approved by shareholders at the 2008 Annual Meeting, the Reverse Split Amendment will be effected only upon a determination of our Board of Directors that it is in the best interests of our company and our shareholders, as well as the establishment of an appropriate ratio for the Reverse Split based on several factors existing at the time. Our board will consider, among other factors, prevailing market conditions, the likely effect of the Reverse Split on the market price of our common stock, and on our compliance with applicable listing requirements, and the marketability and liquidity of our common stock. The actual timing of the filing of the Reverse Split Amendment with the Secretary of State of the State of Delaware to effect the Reverse Split will be determined by the board. Also, if for any reason the board deems it advisable to do so, the Reverse Split may be abandoned at any time prior to the filing of the Reverse Split Amendment, without further action by our shareholders. The Reverse Split will be effective as of a date and time, also known as the Effective Time, as is set forth in the Reverse Split Amendment.

Upon the filing of the Reverse Split Amendment, without further action on the part of our company or our shareholders, the outstanding shares of common stock held by shareholders of record as of the Effective Time would be converted into a lesser number of shares of common stock calculated in accordance with the terms of the amendment to our certificate of incorporation, such reduced number of shares being referred to herein as the “New Common Stock,” based on a reverse split ratio of between one-for-fifteen and one-for-twenty-five. For example, if you presently hold 200 shares of common stock, you would hold 10 shares of common stock following a 1-for-20 reverse split.

No Fractional Shares

We would not issue any fractional shares in connection with the Reverse Split. Shareholders who would be otherwise entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio would instead receive cash. The cash amount to be paid to each shareholder would be equal to the resulting fractional interest in one share of our common stock to which the shareholder would be otherwise entitled, multiplied by the last reported sale price of our common stock on the trading day immediately before the Effective Time.

Exchange of Stock Certificates

The reduction in the number of outstanding shares of our common stock under the Reverse Split would occur automatically at the Effective Time regardless of when shareholders physically surrender their stock certificates for new stock certificates. Our transfer agent would act as exchange agent (the “Exchange Agent”) to implement the exchange of stock certificates and the distribution of any cash in lieu of fractional shares. As soon as practicable after the Effective Time, we or the Exchange Agent will send a letter to each shareholder of record at the Effective Time for use in transmitting certificates representing pre-split shares of our common stock (“Old Certificates”) to the Exchange Agent. The letter of transmittal will contain instructions for the surrender of Old Certificates to the Exchange Agent in exchange for new certificates representing the appropriate number of whole shares of New Common Stock. No new stock certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Exchange Agent. Consequently, following the Reverse Split you would need to surrender your Old Certificates before you could sell or transfer your stock.

Until surrendered, we will consider Old Certificates held by shareholders to be canceled and only represent the right to receive the number of whole shares of New Common Stock to which such shareholders become entitled following the Reverse Split. All expenses of the exchange of certificates will be borne by us.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES TO US OR THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL.

Effect on Outstanding Shares, Options, Warrants and Certain Other Securities

If the Reverse Split is completed, the number of shares of our common stock owned by each shareholder will be reduced in the same proportion as the reduction in the total number of shares outstanding, such that the percentage of our common stock owned by each shareholder will remain unchanged except for any de minimis change resulting from the cashing out of fractional shares. The number of shares of common stock that may be purchased upon exercise of outstanding options, warrants and other securities convertible into, or exercisable or exchangeable for, shares of our common stock, and the exercise or conversion prices for these securities, will also be adjusted in accordance with their terms as of the Effective Date.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.0001 after the Reverse Split. However, as recorded on our balance sheet the common stock value would be adjusted downward in respect of the shares of the New Common Stock to be issued in the Reverse Split, such that the common stock value would become an amount equal to the aggregate par value of the shares of New Common Stock being issued in the Reverse Split. The additional paid-in capital amount recorded on our balance sheet would be increased by an amount equal to the amount by which the common stock was decreased. Additionally, net loss per share would increase proportionately as a result of the Reverse Split since there would be fewer shares outstanding.

Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the Reverse Split that we anticipate would affect our shareholders. This summary is based on the United States federal income tax laws as currently in effect and interpreted, and does not take into account possible changes in such laws or interpretations. This summary is provided for your general information only and does not address all aspects of the possible federal income tax consequences of the Reverse Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, this summary does not consider the federal income tax consequences to our shareholders in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws, and does not address any consequences of the Reverse Split under any state, local or foreign tax laws.

ACCORDINGLY, YOU MUST CONSULT WITH YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE REVERSE SPLIT TO YOU, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

We believe that, except with respect to cash payments for fractional shares, if any, our shareholders who exchange their common stock solely for New Common Stock should generally recognize no gain or loss for federal income tax purposes. A shareholder’s aggregate tax basis in the shares of New Common Stock to be received should be the same as the aggregate tax basis in the shares of common stock to be exchanged. The holding period of the New Common Stock received should include the period during which the surrendered common stock was held, provided all such common stock was held as a capital asset at the Effective Time. Shareholders who receive cash upon redemption of their fractional share interests as a result of the Reverse Split will generally recognize gain or loss based upon their adjusted basis in the fractional shares redeemed. Generally, a shareholder receiving cash in lieu of a fractional share will recognize gain or loss equal to the difference, if any, between the amount of cash received and the shareholder’s basis in the fractional share.

DOV will not recognize any gain or loss for accounting or tax purposes as a result of the Reverse Split.

Our expectations regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service, federal, state or local courts, and there can be no assurance that the Internal Revenue

Service or the courts will concur with the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each shareholder, depending on where he or she resides.

Vote Required

Provided a quorum is present, the affirmative vote of a majority in voting power of the outstanding shares of common stock is required to approve the amendment to our Fourth Amended and Restated Certificate of Incorporation that would allow our Board of Directors to effect the Reverse Split and grant the board the authority, in its sole discretion, to establish the ratio for the Reverse Split at up to one-for-twenty-five (but not less than one-for-fifteen), or to abandon the amendment and the Reverse Split contemplated thereby. Votes may be cast for or against the proposal or you may abstain. Votes that abstain and broker non-votes will have the effect of a vote against the proposal, as the approval requires a majority in voting power of the outstanding shares of common stock to vote in favor of the proposal.

Recommendation

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED PROPOSAL 2 AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION IN ORDER TO PERMIT A REVERSE SPLIT, AND GRANT TO THE BOARD AUTHORITY, IN ITS SOLE DISCRETION, TO ESTABLISH THE RATIO FOR THE REVERSE SPLIT AT UP TO ONE-FOR-TWENTY-FIVE (BUT NOT LESS THAN ONE-FOR-FIFTEEN), OR TO ABANDON THE AMENDMENT AND THE REVERSE SPLIT CONTEMPLATED HEREBY.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Amper, Politziner & Mattia, PC as our independent registered public accounting firm for fiscal year ending December 31, 2008. The views of our shareholders regarding our selection of auditors are advisory only because the audit committee is required under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC to have responsibility for the appointment of our independent registered public accounting firm. Nonetheless, this proposal is put before our shareholders in order to seek their views on this important corporate matter. If our shareholders do not ratify the appointment, the audit committee will take the matter under advisement.

A representative of Amper, Politziner & Mattia, PC will be present at the 2008 Annual Meeting. The representative will have an opportunity to make a statement at the meeting and will be available to respond to questions from our shareholders.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED PROPOSAL 3 AND RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF AMPER, POLITIZINER & MATTIA, PC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008. UNLESS INDICATED AS “AGAINST” OR “ABSTAIN,” ALL PROXIES THAT AUTHORIZE MS. DUNCAN AND DR. SKOLNICK TO VOTE WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF AMPER, POLITIZINER & MATTIA, PC WILL BE VOTED “FOR” PROPOSAL 3.

Fees of Former Independent Registered Public Accounting Firm

The aggregate fees and expenses billed for professional services rendered by our former independent registered public accounting firm, PricewaterhouseCoopers LLP, with respect to the fiscal years ended December 31, 2007 and December 31, 2006, were as follows:

	Years Ended December 31,
	2007	2006
1) Audit Fees	$349,950	$370,500
2) Audit Related Fees	—	—
3) Tax Fees	—	75,600
4) All Other Fees	—	—
Total	$349,950	$446,100

The aggregate fees to be billed by Amper, Politziner & Mattia, PC for 2008 are expected to be approximately $168,000 in connection with their review of our three Quarterly Reports on Form 10-Q to be filed in 2008 and the audit of our financial statements to be included in our Annual Report on Form 10-K to be filed in March 2009. This represents a significant reduction in fees when compared to recent years.

Policy on Audit Committee Approval of Audit and Non-Audit Services

The audit committee’s policy is to require pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services, including tax research and consultations, international tax consulting, tax assistance and compliance in international locations, assistance with transfer pricing, expatriate tax services, consultations and assistance with other taxes including state and local taxes, sales and use taxes, customs and duties, review of intercompany agreements and assistance with international manufacturing tax issues. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All audit, audit-related, tax and other services provided by PricewaterhouseCoopers LLP in the year ended December 31, 2007 and related fees were approved in accordance with the audit committee’s policy.

The audit committee charter, adopted in March 2003 and amended in March 2004, March 2005 and March 2006, has been filed as exhibit 10.29 to our Annual Report on Form 10-K for the year ended December 31, 2005.

The audit committee has determined that the provision of the non-audit services provided by PricewaterhouseCoopers LLP was compatible with its maintaining auditor independence.

Peer Review

The Company will be audited by an independent registered public accounting firm that (i) has received an external quality control review by an independent public accountant (“peer review”) that determines whether the auditor’s system of quality control is in place and operating effectively and whether established policies and procedures and applicable auditing standards are being followed or (ii) is enrolled in a peer review program and within 18 months receives a peer review that meets acceptable guidelines.

REPORT BY THE AUDIT COMMITTEE

The audit committee is a committee of the Board of Directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to shareholders, the Securities and Exchange Commission and other prospective investors, the systems of internal controls that our management and the board have established, and our audit process. The members of the audit committee are independent and one of its three members has been determined to be an “audit committee financial expert” under applicable SEC rules.

Our outside independent registered public accounting firm is accountable to the audit committee as the representative of the shareholders. The audit committee has the authority and responsibility to select, evaluate and, where appropriate, replace the outside independent registered public accounting firm, and reviews whether the non-audit services provided by such firm are compatible with its independence for purposes of their audit of our financial statements. The financial statements are the responsibility of our management, and it is the Company’s responsibility to ensure that the financial statements are prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and free from material misstatements. Our independent registered public accounting firm’s responsibility is to express an opinion on the financial statements, based upon their audits, as to whether our financial statements present fairly, in all material respects, our financial position as of our balance sheet date and our result of operations and cash flows for the fiscal period in accordance with accounting principles generally accepted in the United States.

The Board of Directors and audit committee have adopted an audit committee charter. A copy of the charter was filed as exhibit 10.29 to our Annual Report on Form 10-K for the year ended December 31, 2005. The audit committee held five meetings during 2007, including pre-issuance reviews of quarterly financial statements and press releases. The committee has reviewed and discussed the audited financial statements for the year ended December 31, 2007 with our management as well as our independent registered public accounting firm. In addition, the committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90, as amended. The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 and has discussed its independence with the independent registered public accounting firm. Based upon these discussions and reviews, the audit committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

The audit committee regularly reviews and determines whether specific projects or expenditures involving our independent registered public accounting firm, potentially affects its independence. PricewaterhouseCoopers LLP was the Company’s independent registered public accounting firm for all of 2007, including the audit of the financial statements for the year ended December 31, 2007. The audit committee’s policy is to require pre-approval of all audit and permissible non-audit services provided by its independent registered public accounting firm. Pre-approval is generally provided by the audit committee for up to one year, is detailed as to the particular service or category of services to be rendered and is generally subject to a specific budget. The audit committee may also pre-approve additional services or specific engagements on a case-by-case basis. Management is required to provide quarterly updates to the audit committee regarding the extent of any services provided in accordance with this pre-approval, as well as the cumulative fees for all non-audit services incurred to date.

No portion of this report by the audit committee shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act of 1934, in each case as amended, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by express reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Audit Committee
Daniel S. Van Riper, Chairman
Patrick Ashe
Zola Horovitz

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Our named executive officers for the year ended December 31, 2007 were:

•	Barbara G. Duncan, our Chief Executive Officer as well as principal financial officer; and
•	Phil Skolnick, Ph.D., D.Sc. (hon), our President and Chief Scientific Officer.

The discussion below is intended to help you understand the detailed information provided in the following tables and put such information into context within our overall compensation program.

Overview of Compensation Structure

The compensation committee is responsible for establishing and monitoring our general compensation policies and compensation plans, as well as the specific compensation levels for executive officers and certain other employees depending on base salary levels. It also makes recommendations to the Board of Directors concerning equity incentive and other grants under the 2007 stock award and incentive plan to other employees as a group.

General Compensation Policy

Under the supervision of our Board of Directors, our compensation policy has been designed to attract and retain qualified key executives who are critical to our growth and long-term success. In light of adverse events occurring during 2007, the objectives for 2007, particularly in the second half of the year, were also focused primarily on the retention of the Company’s most senior executives in order to ensure the continued viability of the Company in the near term. It is the objective of the board to have a portion of each executive’s compensation contingent upon our corporate performance as well as upon the individual’s personal performance. Accordingly, each executive officer’s compensation package is comprised of three elements: (i) a base salary, which reflects individual background, performance and expertise, progress and collaboration objectives and, to a lesser extent, his or her success in achieving designated individual goals, (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the board of directors and compensation committee establish from time to time, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between executive officers and shareholders.

The summary below describes in more detail the factors that the compensation committee considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

The level of base salary is established primarily on the basis of the individual’s qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at similar companies and the salary necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual’s performance and to maintain a competitive salary structure. Company performance has historically not played a significant role in the determination of base salary.

Variable Bonus Awards

Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in, or contribution to, achieving specific company-wide corporate goals as well as the individual’s personal performance. The specific goals used for determining 2007 bonus awards (which were paid in February 2008), were approved by the compensation committee in February 2007.

Long-Term Incentive Compensation

We have utilized our stock option and equity incentive plans to provide executives and other key employees with incentives to maximize long-term shareholder values. Awards by the compensation committee under our stock option plans have generally taken the form of stock options and restricted stock awards designed to give the recipient a significant equity stake and thereby closely align his or her interests with those of our shareholders. Factors considered in making such awards include the individual’s position, his or her performance and responsibilities and internal comparability considerations. Each option grant allows the executive officer or key employee to acquire shares of our common stock at a fixed price per share (in all cases to date, fair market value on the date of grant) over a specified period of time (up to 10 years). For our employees, the options and restricted stock units, or RSUs, typically vest in annual 25% installments over a four-year period. The executive officers’ have historically been granted options upon employment as well as contract renewals and have vested over a three-year period, 50% after 18 months and the balance quarterly over the remaining 18-month vesting period, in each case contingent upon continued employment with us. Accordingly, options will provide a return to the executive officer or key employee to a significant degree only if he or she remains in our service, and then only if the market price of our common stock appreciates over the option term. However, special option grants were made during 2007 to reflect the renegotiated contracts for our senior executives. Given the significant decline of our stock price in 2006 from a high of $19.93 to a low of $0.28 per share in early 2007, the board determined that the long-term incentive compensation awards previously granted to our employees and executive officers were unlikely to provide the incentives anticipated at the time of grant.

Perquisites; Other Compensation

Ms. Duncan and Dr. Skolnick were granted car allowances of $1,000 per month in 2007. In addition to the cash and equity compensation described above, we provide our executive officers with the same benefit package available to all our salaried employees. This package includes:

•	health and dental insurance, life insurance and disability insurance;
•	participation in 401k plan; and
•	tuition reimbursement.

The named executive officers are entitled to severance under various circumstances upon a change-in-control as described under the heading “Potential Payments Upon Termination or Change in Control” below.

Pension Benefits

We do not sponsor any plans that provide for payments or other benefits at, following, or in connection with retirement, excluding a tax-qualified defined contribution plan.

Nonqualified Deferred Compensation

We currently do not sponsor any non-qualified defined contribution or other non-qualified deferred compensation plans.

Accounting and Tax Treatment

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies publicly held corporations from claiming a federal income tax deduction for executive compensation exceeding $1,000,000 paid to named executive officers, excluding performance-based compensation. Through December 31, 2007, this provision has limited our ability to deduct executive compensation of approximately $580,000, and the compensation committee will continue to monitor the potential impact of Section 162(m) on our ability to deduct executive compensation.

The accounting treatment of our compensation plans, including, without limitation, shared-based payments accounted for under SFAS No. 123(R) which we adopted as required on January 1, 2006, has historically not been a significant factor in how we structure our executive compensation plans.

Role of Executive Officers in Determining Compensation

Pay levels for Ms. Duncan and Dr. Skolnick largely reflect the recommendation of our compensation committee based upon individual experience and breadth of knowledge, internal considerations and other subjective factors. Ms. Duncan was not involved with any aspect of determining her own compensation.

Allocation of Compensation

There is no pre-established policy or target for the allocation of compensation. The factors described above, as well as the overall compensation philosophy, is reviewed to determine the appropriate level and mix of compensation. Historically, and in 2007, the greatest weighting of compensation granted to Ms. Duncan and Dr. Skolnick was in the form of long-term incentive compensation.

Timing of Compensation

As discussed elsewhere, compensation, including salary base adjustments, incentive plan goal specifications and incentive plan payments, for our named executive officers are reviewed annually, usually in the first quarter of the fiscal year.

Minimum Stock Ownership Requirements

There are no minimum stock ownership guidelines for our executives or employees.

2007 Compensation Adjustments

The Company engaged an external compensation consultant in May 2007 to help it in determining appropriate compensation packages for Ms. Duncan and Dr. Skolnick in light of the events occurring in late 2006 and early 2007. The consultants were asked to identify and then review a peer group of biotechnology companies in order to advise the compensation committee. The compensation committee determined that it would target the 60th percentile in compensation of the combined CEO, president, and/or chief scientific officer roles of the peer group. This compensation target was then allocated between Ms. Duncan and Dr. Skolnick, with Dr. Skolnick’s compensation targeted at 90% of Ms. Duncan’s. It was also determined that the Company would issue to each of Ms. Duncan and Dr. Skolnick an equity award in the form of stock options equal to a value of $1,025,000, or three times the annual equity portion of targeted compensation, in order to provide a meaningful equity incentive to Ms. Duncan and Dr. Skolnick. The compensation committee has yet to determine whether to engage a compensation consultant in 2008.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the compensation committee recommended to the Board of Directors that it be included in this proxy statement.

Compensation Committee

Patrick Ashe, Chairman
Daniel S. Van Riper
Joseph Zakrzewski

Potential Payments Upon Termination or Change in Control

The following tables set forth potential payments payable to our named executive officers upon termination of employment or a change in control of us under their current employment agreements. In the ordinary course of business the Company engages in discussions with other organizations regarding potential collaborations or other business combinations that may be in the best long-term interests of our shareholders. The executive employment agreements contain severance compensation if the executive is terminated as a result of such combination in order to provide management with an incentive for continuity pending any such transaction and to promote the active consideration of such strategic combinations. Termination of the executive without cause or for good reason also triggers a severance payment due to the non-compete and non-solicitation provisions in their employment agreements. These terms have been structured to be substantially comparable to those offered in industry surveys.

We have entered into employment agreements with Ms. Duncan and Dr. Skolnick as further described in the section entitled “Employment Agreements” which entitles them to severance in the event of death, disability or a termination of their employment by us without cause or a termination of employment by the employee for good reason or within six months of certain events constituting a change of control of the Company.

The following table sets forth the estimated value of payments and benefits due to our named executive officers pursuant to their employment agreements and assuming their employment was terminated on December 31, 2007.

Name	Severance	Health Benefits(1)
Ms. Duncan
Termination due to change of control	$1,107,000	$—
Termination due to disability	276,750	16,561
Termination due to death	92,250	5,520
Termination without cause	553,500	—
Dr. Skolnick
Termination due to change of control	$1,032,000	—
Termination due to disability	258,000	6,361
Termination due to death	86,000	2,120
Termination without cause	516,000	—

(1)	Excludes accrued vacation.

2007 Compensation Information for our Continuing Named Executive Officers for 2008

On February 8, 2008, the compensation committee approved the compensation for the named executive officers for 2007. The compensation committee also approved the following base salaries for 2007 and 2008 as set forth below.

	Annualized Base Salary
Executive	2008	2007(1)
Ms. Duncan	$380,070	$344,000
Dr. Skolnick	$354,320	$344,000

(1)	Ms. Duncan’s salary was adjusted to $369,000 on June 15, 2007.

In February 2007, the compensation committee defined specific award opportunities as a percentage of salary for each executive. The 2007 award goals were weighted to reflect the Company’s strategic objectives and were contingent primarily on performance relative to achievement of corporate goals (60% of target bonus) and for individual performance (40% of target bonus). For the determination of the actual awards for 2007, to be paid in 2008, the compensation committee reviewed the detailed goals that had been approved and determined that the corporate goals for 2007 were achieved at a 40% level and that individual goals were achieved at a 65% rate. The following table shows the potential awards at maximum, as well as each executive’s actual award paid in 2008, as a percentage of salary.

Annual Incentive Opportunities as a Percentage of Annualized Salary for 2007 and Actual Paid in 2008

Executive	Maximum Percentage	Actual Award
Ms. Duncan	40.0%	20.2%
Dr. Skolnick	30.0%	17.5%

Summary Compensation Table

The following table sets forth certain compensation information for the years indicated for Ms. Duncan and Dr. Skolnick for the fiscal years ended December 31, 2007, 2006 and 2005.

The equity compensation costs included in the Stock and Option Awards columns below are associated with the 2000 and 2007 Plans and are recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS No. 123(R). Therefore, awards pursuant to the 2000 and 2007 Plans may include restricted stock and stock options given during and prior to 2007. Assumptions used in the calculation of these amounts are included in Note 4 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 included in our annual report on Form 10-K.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(4)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation	Total
Barbara Duncan(1)(2) Chief Executive Officer	2007	$357,076	—	—	$943,247	$72,240	$16,550	$1,389,113
	2006	343,731	—	—	845,796	30,000	16,550	1,236,077
	2005	327,692	—	—	160,562	75,000	12,242	575,496
Dr. Skolnick(3) President and Chief Scientific Officer	2007	344,000	—	—	960,430	61,920	18,406	1,384,756
	2006	343,731	—	—	343,419	30,000	17,716	734,866
	2005	327,692	—	—	646,271	75,000	13,042	1,062,005

(1)	Does not include non-contractual bonuses paid in 2008 aggregating $134,000 as described in “2007 Compensation Information for our Continuing Named Executives Paid in 2008” section above.
(2)	All other compensation represents $16,250, $16,250 and $12,000 in 2007, 2006 and 2005 for automobile allowance and $300, $300 and $242 in 2007, 2006 and 2005 for life insurance premiums.
(3)	All other compensation represents $16,426, $16,426 and $12,000 in 2007, 2006 and 2005 for automobile allowance and $1,980, $1,290 and $1,042 in 2007, 2006 and 2005 for life insurance premiums.
(4)	Option award amounts represent the fair value (as determined on the date of grant) of all options vested during the fiscal year. We have used the Black-Scholes valuation model to estimate fair value of our stock-based awards, which requires various judgmental assumptions including estimating stock price volatility, forfeiture rates, and expected life. Although the amounts for option and restricted stock awards reflected appear large based upon our current market capitalization, the grants and fair value established were made at a point when our market capitalization was substantially higher.

Option Grants in Last Fiscal Year

The following table sets forth information with respect to Ms. Duncan and Dr. Skolnick concerning the grant of stock options during 2007. All the options were granted at the fair market value or a higher price on the date of grant as determined by the Board of Directors. We have not included information for estimated future payouts under non-equity and equity incentive plan awards as we did not have an incentive plan established for 2008 as of the date of this filing.

	Individual Grants
Name	Options Granted	% of Total Options Granted	Exercise or Base Price($/Sh)	Expiration Date	Grant Date Fair Value(1)
Ms. Duncan	75,000	0.63	$0.39	1/19/17	$22,275
	5,031,209	42.27	0.33	8/9/17	689,276
Dr. Skolnick	50,000	0.42	0.39	1/19/17	14,850
	5,031,209	42.27	0.33	8/9/17	689,276

(1)	Although the amounts reflected appear large based upon our current market capitalization, the grants and fair value established were made at a point when our market capitalization was substantially higher. Please refer to the section “2007 Compensation Adjustments.”

2007 Option Exercises and Stock Vested Table

Neither Ms. Duncan nor Dr. Skolnick exercised stock options during 2007.

Granting of Equity Awards

The compensation committee approves the eligible equity award recipients along with the amount and types of the equity awards. An award agreement is sent to each recipient. This grant agreement describes the amount and type of awards, as well as the terms and conditions of the awards.

These awards are made in accordance with the terms of the 2007 Plan. The 2007 Plan has been approved by the shareholders and may be modified in limited instances by the compensation committee. The exercise price for options was based on the closing stock price on the award date.

Calculation of Fair Value of Equity Awards

Options — In accordance with SFAS No. 123(R), the Company determines the fair value of options as of the grant date. For all options the Company uses the Black-Scholes valuation model.

Restricted Stock Awards and Restricted Stock Units, or RSAs or RSUs — In accordance with SFAS No. 123(R), the Company determines the fair value of RSAs and RSUs as the last reported sale price of the Company’s common stock as of the grant date.

2007 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning outstanding awards as of December 31, 2007.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End			Stock Awards
Name	Exercisable	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of RSUs Unvested(1)	Market Value of RSUs Unvested	Number of RSUs Vested	Market Value of RSUs Vested
Ms. Duncan	—	5,031,209	$0.33	8/9/17	—		—
	—	75,000	0.39	1/19/17
	234,500	—	4.01	8/20/11
	25,000	—	13.66	1/26/14
	100,000	—	12.79	8/3/14
	15,000	—	17.61	2/7/16
	350,000	—	2.12	6/30/16
Dr. Skolnick	—	5,031,209	$0.33	8/9/17	—		—
	—	50,000	0.39	1/19/17
	250,000	—	2.78	7/10/10
	100,000	—	13.58	1/9/14
	25,000	—	16.77	2/1/15
	15,000	—	17.61	2/7/2016
	350,000	—	2.12	6/30/2016

Employment Agreements

Ms. Duncan, the Company’s chief executive officer, has an employment agreement which expires on June 30, 2009, pursuant to which she is entitled to certain severance benefits in the event of the termination of her employment under certain circumstances as described elsewhere herein. These benefits include the acceleration of stock options granted to her in connection with her agreement, as well as up to three year’s salary compensation in certain instances.

Dr. Skolnick, the Company’s president and chief scientific officer, has an employment agreement which expires on June 30, 2009, pursuant to which he is entitled to certain severance benefits in the event his employment is terminated circumstances as described elsewhere herein. These benefits include the acceleration of stock options granted to him in connection with his agreement, as well as up to three year’s salary compensation in certain instances.

Compensation of Directors

Except for Ms. Duncan, our directors each receive $5,000, and our executive chairman $20,000, at the end of each fiscal quarter as long as one meeting during the quarter has been attended, and each director will receive $30,000 in value of restricted stock units and $30,000 in value of options for a full year of service on the day of the annual meeting. In July 2007, Dr. Lippa, Mr. Ashe, Dr. Horovitz, Mr. Podlesak, Mr. Van Riper and Mr. Zakrzewski each received 100,000 RSUs and 130,000 options. These RSU’s and options will vest in one annual installment after the completion of a full year of service. Our compensation committee members receive $1,000 per quarter provided they attend at least one that quarter, and the chairman of the compensation committee receives additional compensation of $500 per quarter. Our audit committee members receive $1,000 for each meeting which they attend, and the chairman of the audit committee receives additional compensation of $3,000 per quarter. We have agreed to reimburse our directors for their reasonable expenses incurred in attending meetings of the Board of Directors and its committees. Ms. Duncan, our Chief Executive Officer, did not receive any compensation for her membership on the Board of Directors in 2007.

The table below summarizes compensation information for each of our independent directors for fiscal year 2007. We have not included columns in the table below for non-equity incentive plan compensation or change in pension value and nonqualified deferred compensation earnings as we do not have such plans in place.

	Compensation Recognized for Year Ended December 31, 2007				Outstanding at December 31, 2007
Name	Fees Earned or Paid in Cash	RSUs, RSAs, Stock Awards(1)	Option Awards(1)	Total	Options	RSUs
Arnold Lippa, Ph.D.	$36,000	207,085	389,336	632,421	407,600	100,000
Patrick Ashe	26,000	16,530	256,386	308,916	248,200	100,000
Zola Horovitz, Ph.D.	26,000	16,530	256,386	308,916	216,300	100,000
Dennis Podlesak	20,000	16,530	7,408	43,938	127,000	100,000
Daniel S. Van Riper	39,000	16,530	256,386	308,916	184,150	100,000
Joseph Zakrzewski	17,000	16,530	7,408	43,938	127,000	100,000

(1)	The directors are paid their equity compensation at the end of each annual term and therefore compensation related to the stock and option awards represents the expense recognized in the Company’s financial statements for the year ended December 31, 2007.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return data for our common stock since April 24, 2002 (the date of our initial public offering at a per share price of $13.00) to the cumulative return over such period of the (i) NASDAQ Stock Market (U.S.) Index, and (ii) NASDAQ Biotechnology Index. The graph assumes that one hundred dollars ($100) was invested on April 24, 2002.

COMPARISON OF CUMULATIVE TOTAL RETURN FROM
APRIL 24, 2002, TO DECEMBER 31, 2007

	4/2002	12/2002	12/2003	12/2004	12/2005	12/2006	12/2007
DOV Pharmaceutical, Inc.	100.0	52.3	102.8	138.8	129.0	2.1	0.6
NASDAQ Stock Market (U.S.)	100.0	75.6	112.7	122.4	126.3	134.9	160.1
NASDAQ Biotechnology Index	100.0	71.4	104.2	110.5	113.7	113.7	120.1

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership with the SEC and Nasdaq. Directors, executive officers and greater than ten-percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of filings with the SEC, we believe that all our directors and executive officers have complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, during 2007. It is our policy to prepare Section 16 filings for our officers and directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 31, 2008 certain information regarding the beneficial ownership of our common stock (calculated on an as-converted basis) by:

•	each shareholder known by us to beneficially own 5% or more of our common stock;
•	each of our directors;
•	each of our current executive officers; and
•	all our directors and executive officers of as a group.

The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC (Rule 13d-3(d)(1) under the Exchange Act) and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares to which an individual or entity has the right to acquire beneficial ownership within 60 days of March 31, 2008 through the exercise of any warrant, stock option or other right. The inclusion in this calculation of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

Unless otherwise specified below, each shareholder’s address is c/o DOV Pharmaceutical, Inc., 150 Pierce Street, Somerset, NJ 08873.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class(1)
Citigroup Global Markets 388 Greenwich Street New York, NY 10013	22,355,360	20.2%
Highbridge International, LLC c/o Harmonic Fund Services The Cayman Corporate Centre, 4th Floor 27 Hospital Road Grand Cayman, Cayman Islands, British West	13,295,418	12.0
Polygon Global Opportunities Master Fund(2) c/o Polygon Investment Partners LLP 10 Duke of York Square London SW3 4LY United Kingdom	11,213,672	10.1
Prescott Group Capital Management, L.L.C. 1924 South Utica, Suite 1120 Tulsa, Oklahoma 74104-6529	9,414,488	8.5
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017	6,113,061	5.5
Arnold S. Lippa(3)	1,328,920	1.2

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class(1)
Barbara G. Duncan(4)	795,750	*
Phil Skolnick(5)	752,500	*
Patrick Ashe(7)	215,700	*
Zola Horovitz(8)	205,220	*
Daniel S. Van Riper(9)	67,650	*
Joseph Zakrzewski(10)	38,700	*
Dennis Podlesak(11)	17,499	*
All directors and executive officers as a group (8 persons)(12)	3,421,939	3.3%

*	Less than one percent.
(1)	As of March 31, 2008, the number of outstanding shares of our common stock was 110.8 million. Such number does not include any shares series D convertible preferred stock as such shares are not mandatorily convertible into shares of common stock and cannot be converted as long as the sole holder of the series D shares continues to own more than 9.9%.
(2)	The information reported herein is based solely upon public filings made with the SEC by or on behalf of the beneficial holders so listed.
(3)	Excludes 19,102,612 shares of common stock issuable upon the conversion of the series D convertible preferred stock.
(4)	Includes 499,200 shares of common stock, options to purchase 280,600 shares of common stock and warrants to purchase 549,120 shares of our common stock that are exercisable within 60 days of March 31, 2008. Excludes options to purchase 127,000 shares of common stock and 100,000 RSUs that are not exercisable within 60 days of March 31, 2008.
(5)	Includes 25,000 shares of common stock, options to purchase 743,250 shares of common stock and warrants to purchase 27,500 shares of our common stock that are exercisable within 60 days of March 31, 2008. Excludes options to purchase 5,087,459 shares of common stock that are not exercisable within 60 days of March 31, 2008.
(6)	Includes options to purchase 752,500 shares of common stock that are exercisable within 60 days of March 31, 2008 and excludes options to purchase 5,068,709 shares of common stock that are not exercisable within 60 days of March 31, 2008.
(7)	Includes 45,000 shares of common stock, options to purchase 121,200 shares of common stock and warrants to purchase 49,500 shares of our common stock that are exercisable within 60 days of March 31, 2008. Excludes options to purchase 127,000 shares of common stock and 100,000 RSUs that are not exercisable within 60 days of March 31, 2008.
(8)	Includes 55,200 shares of common stock, options to purchase 89,300 shares of common stock and warrants to purchase 60,720 shares of our common stock that are exercisable within 60 days of March 31, 2008. Excludes options to purchase 127,000 shares of common stock and 100,000 RSUs that are not exercisable within 60 days of March 31, 2008.
(9)	Includes 5,000 shares of common stock and options to purchase 57,150 shares of common stock and warrants to purchase 5,500 shares of our common stock that are exercisable within 60 days of March 31, 2008. Excludes options to purchase 127,000 shares of common stock and 100,000 RSUs that are not exercisable within 60 days of March 31, 2008.
(10)	Includes 38,700 shares of common stock. Excludes options to purchase 127,000 shares of common stock and 100,000 RSUs that are not exercisable within 60 days of March 31, 2008.
(11)	Includes 8,333 shares of common stock and warrants to purchase 9,166 shares of our common stock that are exercisable within 60 days of March 31, 2008. Excludes options to purchase 127,000 shares of common stock and 100,000 RSUs that are not exercisable within 60 days of March 31, 2008.
(12)	Includes 676,433 shares of common stock, options to purchase 2,044,000 shares of common stock and warrants to purchase 701,506 shares of our common stock that are exercisable within 60 days of March 31, 2008. Excludes options to purchase 10,918,168 shares of common stock and 600,000 RSUs that are not exercisable within 60 days of March 31, 2008.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Under Rule 14a-8 of the Exchange Act, shareholder proposals that meet certain conditions may be included in the proxy statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at our 2009 Annual Meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act, must give us notice of the proposal no later than January 1, 2009, to be considered for inclusion in the proxy statement and form of proxy distributed to all shareholders entitled to vote at that meeting. In addition, our by-laws provide that if the date set for the 2009 Annual Meeting is more than 30 days before the anniversary of the 2008 Annual Meeting or more than 60 days after the anniversary, in order to be timely, a shareholder notice shall be delivered to the secretary at our principal executive offices, and must be given no earlier than the close of business on the 120 th day prior to the 2009 Annual Meeting and not later than the close of business on the later of the 90 th day prior to the meeting and the 10 th day following the day on which the first public announcement of the meeting date is made. Shareholders that intend to present a proposal at the 2009 Annual Meeting that will not be included in the proxy statement and form of proxy must give notice of the proposal to us not earlier than January 21, 2009, and not later than February 21, 2009. Pursuant to Rule 14a-4(c)(1) promulgated under the Exchange Act, the proxies designated by us for the 2009 Annual Meeting will have discretionary authority to vote with respect to any such proposal that is determined to be timely. The SEC has published rules relating to shareholder proposals including procedural requirements for their inclusion or exclusion from the proxy statement. In addition, our bylaws provide that any matter to be presented at an annual meeting must be proper business to be transacted at the meeting and must have been properly brought pursuant to the bylaws. Timely receipt by us of any such proposal from a shareholder will not guarantee its inclusion in the proxy materials or its presentation at the 2009 Annual Meeting because there are other inclusion requirements and exclusion guidelines in the SEC’s proxy rules that must also be satisfied. Any such shareholder proposals, or written requests for a copy of our bylaws, should be mailed to DOV Pharmaceutical, Inc., 150 Pierce Street, Somerset, New Jersey 08873 attention: Secretary. In order to curtail any controversy as to the date on which a proposal was received by the Company, it is recommended that proponents of a shareholder proposal submit their proposal by certified mail, return receipt requested.

Other Matters

As of the date of this proxy statement, the Board of Directors does not intend to present, and has not been informed that any other shareholder intends to present, any matters for action at the 2008 Annual Meeting other than the three proposals set forth in this proxy statement. If other matters properly come before 2008 Annual Meeting, the holders of the proxies will act in accordance with their best judgment.

Copies of this proxy statement, form of proxy, notice of annual meeting and Annual Report on Form 10-K are being mailed to all shareholders of record on or about April 21, 2008. Additional copies may be obtained from DOV Pharmaceutical, 150 Pierce Street, Somerset, New Jersey 08873 Attn: Secretary.

By Order of the Board of Directors,
Barbara Duncan
Chief Executive Officer
Somerset, New Jersey
April 21, 2008

AMENDMENT
TO
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DOV PHARMACEUTICAL, INC.

Pursuant to Section 242
of the General Corporation Law
of the State of Delaware

DOV Pharmaceutical, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies:

The Board of Directors of the Corporation, by a unanimous vote of its members, duly adopted, pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), an amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation as filed with the Delaware Secretary of State on April 29, 2002 and declared said amendment to be advisable. The amendment was duly adopted by the affirmative vote of the shareholders in accordance with the provisions of Section 242 of the DGCL.

RESOLVED:  That the first paragraph of ARTICLE IV of the Certificate of Incorporation be amended by adding the following to the end of the first paragraph thereof:

“Effective upon the filing of this Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, or such other time as may be specified on the Certificate of Amendment (the “Effective Time”), each fifteen (15) to twenty-five (25) shares of Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time will be automatically reclassified as one (1) fully-paid and non-assessable share of Common Stock, par value $.0001 per share, without any change in the powers, preferences and rights or qualifications, limitations or restrictions thereof (and any fractional shares resulting from such reclassification will not be issued as such but will be paid out in cash equal to such fraction multiplied by the fair market value thereof as determined by the Board), with the exact number of shares between fifteen (15) to twenty-five (25) to be so combined to be determined by the Board prior to the Effective Time. Written notice of such determination by the Board of Directors will be sent to the shareholders of the Corporation by the Corporation, which written notice may be sent before or after the Effective Time. Each stock certificate representing shares of Common Stock issued and outstanding immediately prior to the Effective Time shall thereafter represent the right to receive a new certificate representing that number of shares of Common Stock into which the shares represented by such certificate shall have been reclassified.”

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Fourth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this  day of , 20.

DOV PHARMACEUTICAL, INC.

By:	Name: Title:

PROXY
DOV PHARMACEUTICAL, INC.
150 Pierce Street
Somerset, NJ 08873

Proxy For 2008 Annual To Be Held On May 16, 2008
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ms. BARBARA DUNCAN and Dr. PHIL SKOLNICK, and each of them acting singly, Proxies with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote all shares of the voting stock of DOV Pharmaceutical, Inc. which the undersigned is entitled to vote at the 2008 Annual Meeting of DOV Pharmaceutical, Inc. to be held on May 16, 2008 at 10:30 a.m. Eastern Daylight Time at the Company’s headquarters, 150 Pierce Street, Somerset, New Jersey 08873, or any adjournment or postponement thereof, upon the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE; IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE.

(Continued and to be voted on reverse side.)

Annual Meeting Proxy Card	Common Stock

The Board of Directors recommends a vote “FOR” both nominees, Dr. Lippa and Mr. Ashe.

Proposal 1. To elect two Class III Directors, each to serve for a three-year term and until their respective successors are duly elected and qualified.

	Arnold Lippa, Ph.D.		Patrick Ashe
☐	Mark here to vote FOR both nominees.	☐	Mark here to WITHHOLD vote from both nominees.
☐	For All EXCEPT — To withhold authority to vote for either nominee, write the name of such nominee below.

The Board of Directors recommends a vote “FOR” Proposal 2 and Proposal 3.

Proposal 2. To amend the Fourth Amended and Restated Certificate of Incorporation in order to permit a reverse stock split of the shares of DOV Pharmaceutical, Inc.’s common stock issued and outstanding or held in treasury, and authorize the Board of Directors, in its discretion, to determine the ratio of the reverse stock split as well as whether to file such amendment with the Secretary of State of the State of Delaware in order to make such amendment effective, such authorization to expire immediately to the commencement of the 2009 Annual Meeting of Shareholders.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal 3. To ratify the selection of Politziner & Mattia, PC as DOV Pharmaceutical, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please sign this proxy exactly as names appear hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership by authorized person.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/2008)